Exhibit 10.7

Mutual Services Agreement

This Mutual Services Agreement (the “Agreement”) is made and entered into this 16th day of January, 2008, by and among American Motive Power, Inc., a Nevada Corporation (“AMP”), LMC Power Systems, Inc. (“LMC Power”), and LMC Industrial Contractors, Inc. (“LMC Industrial”) and, Dansville Properties, LLC (Dansville Properties).  LMC Power and LMC Industrial and Dansville Properties are referred to herein collectively as the “LMC Companies,” and AMP, AMP’s Affiliates, LMC Power and LMC Industrial, and Dansville Properties, are referred to herein each as a “Party” and collectively as the “Parties.”

Recitals:

    A.     AMP is engaged in the repair, remanufacturing and rebuilding of locomotives and locomotive engines, as well as providing related goods and services to the railroad industry, from leased space at the industrial facility located at 9431 Foster Wheeler Road in Dansville, NY (the “Facility”).

    B.     AMP is a wholly-owned subsidiary of MISCOR Group, Ltd., an Indiana corporation with its primary offices located at 1125 South Walnut Street in South Bend, Indiana (“MISCOR”).

    C.     MISCOR has other wholly-owned subsidiary companies engaged in the locomotive or railroad engine and equipment business including but not limited to Magnetech Industrial Services, Inc., HK Engine Components, LLC, as well as planned additional subsidiaries (AMP’s “Affiliates”),

    D.     LMC Power is a manufacturing-based business involved in various types of specialty manufacturing and heavy fabrication processes for all industries, from leased space at the Facility.

    E.     LMC Industrial is engaged in the mechanical industrial contracting business, including but not limited to welding, pipe fitting, gas coupling, steel fabrication, frame fabrication, rigging, installation and related industrial services, from leased space at the Facility.

    F.     Dansville Properties owns the Facility and is engaged in the general maintenance of the facility and grounds and manages all aspects of facility operations.

    G.     From time to time, requirements of projects for AMP or its Affiliates may dictate that fabrication, shot blasting services, or other manufacturing services generally outside of AMP’s capabilities will be required, which services fall within the capabilities of the LMC Companies.  Likewise, from time to time, requirements of projects for the LMC Companies may dictate that repair, maintenance, remanufacture, painting or some other service generally outside the LMC Companies’ capabilities will be required, which services fall within the capabilities of AMP or its Affiliates.  The Parties intend through this Agreement to set forth the standard terms and conditions upon which such services shall be provided.

Now therefore, in consideration of the promises hereinafter made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the recital provisions above are incorporated into the body of this Agreement as if fully set forth therein, and the parties agree as follows:

1.            Term; Cancellation.   The term of this Agreement shall be for a period of three (3) years, commencing on January 16th, 2008 (the “Commencement Date”) and expiring on January 15th, 2011 (the “Expiration Date”) (the “Initial Term”).  The term of this Agreement shall be extended automatically for successive one year periods, unless and until at least three (3) months written notice is given by either party requesting termination or renegotiation of this Agreement prior to the end of the Initial Term or any anniversary date thereafter. Final term shall expire upon the exhaustion of initial lease period and should tenant remain for option periods during lease renewals, should continue through that time.

2.            Work Orders. If at any time during the term of this Agreement, one of the Parties asks another of the Parties to supply or perform services, such request will be reduced to writing and each such request shall be deemed a “Work Order” governed by and subject to the terms and conditions of this Agreement. Agreements or stipulations in any Work Order that are contrary to any term of this Agreement shall be void, unless the Parties have expressly agreed in writing that such agreement or stipulation shall supersede the terms of this Agreement.

3.            Time and Materials.  Unless otherwise agreed to in writing by the Parties, all services rendered under this Agreement will be provided on a time-and-materials basis, with materials being provided at 105% of actual cost to the supplying party, and labor charged at the standard rate of Sixty-Five Dollars ($65.00) per hour.  This rate will not change during the initial term, nor any extension period, of this Agreement except by mutual agreement and the standard rate will be mutual between the companies

4.            Scheduling.  The Work Order shall include the deadline by which the project must be completed, which deadline will be discussed and agreed to in writing prior to beginning the project.  The Parties will make a good faith effort to provide priority scheduling to one another.

5.            Quality of Work; Warranty.  All services rendered by a Party hereunder shall be performed in accordance with industry standards. All materials and equipment furnished in the performance of services hereunder shall be free from material defects. Any of the materials, equipment, or services found to be materially defective shall be either removed, replaced or corrected by the supplying Party without additional cost to the receiving Party.

6.            Third-Party Claims Indemnification.  With respect to Work Orders which include work to be performed for customers of the requesting parties, it is foreseeable that such work may one day be the subject of a third-party warranty or product liability claim.  With respect such third-party claims, the parties agree as follows.

a.
AMP and its Affiliates agree to indemnify, defend and hold harmless the LMC Companies and their shareholders, directors, officers, employees and agents from and against any and all damages, claims, liabilities, litigation, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) incurred or expended by any of them as a result of, relating to or arising from: (i) any defects in any Products caused by any defect in design, material or workmanship of a Product, except to the extent caused by defective engineering or designs provided by the LMC Companies; (ii) the direct infringement by AMP or its Affiliates of any intellectual property rights of a third party, including patent, trademark, copyright and trade secrets, with regard to the design or manufacture of a Product, except to the extent caused by a design or instruction furnished or given by LMC Companies; and/or (iii) any negligent actions or omissions of AMP or its Affiliates relating to this Agreement.

b.
The LMC Companies, jointly and severally, agree to indemnify, defend and hold harmless AMP and its Affiliates, shareholders, directors, officers, employees and agents from and against any and all damages, claims, liabilities, litigation, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) incurred or expended by any of them as a result of, relating to or arising from: (i) any defects in any Products caused by any defect in design, material or workmanship of a Product, except to the extent caused by defective engineering or designs provided by AMP or its Affiliates; (ii) the direct infringement by the LMC Companies of any intellectual property rights of a third party, including patent, trademark, copyright and trade secrets, with regard to the design or manufacture of a Product, except to the extent caused by a design or instruction furnished or given by AMP or its Affiliates; and/or (iii) any negligent actions or omissions of the LMC Companies relating to this Agreement.

c.
In the event that either party becomes aware of a matter for which it is entitled to indemnification hereunder, such party shall notify the indemnifying party of such matter as soon as is reasonably practicable by written notice, specifying the nature of the matter for which indemnification is claimed. The indemnifying party shall have the right to assume control of the defense of any suit or claim by any third party against the indemnified party. The indemnified party may also participate in its own defense, provided that it will be responsible for any duplicate additional expenses incurred with respect to participating in such defense.

7.            Invoicing; Payment. Upon completion of a Work Order, the performing party shall deliver to the requesting party an invoice.  The party receiving the invoice shall have 30 days from the date of the invoice to pay the amount due thereon, or to notify the party sending the invoice in writing of a bona fide dispute asserted in good faith as to one or more of the invoice items.

8.            $100,000 Credit to AMP . The LMC Companies will provide AMP with a One Hundred Thousand Dollar ($100,000.00) credit toward Work Orders to be performed by the LMC Companies for AMP under the terms of this Agreement. AMP must use or lose this credit on or before December 31, 2010.

9.            Confidentiality. Each Party hereby covenants and agrees with the others that, except as may be required by law, rule or regulation, or required in order to fulfill such Party's obligations under this Agreement, such Party shall not at any time reveal, divulge, disclose or make known to any person (other than the Parties and their respective affiliates or the respective accountants or legal counsel) any confidential or proprietary information concerning the other that was obtained in connection with performance of this Agreement. The obligations of confidentiality under this Section shall not apply with respect to any portions of such information that: (i) become public knowledge without breach of this Agreement or any other agreements concerning confidentiality; (ii) are generally disclosed by a third party who is not bound by any agreement of confidentiality; or (iii) must be disclosed pursuant to applicable law or order, in which case the disclosing Party shall promptly notify the affected Party of any such requirement and shall permit such other Party to seek confidential treatment for such information.

10.            Independent Contractors. The Parties will operate as, and have the status of, independent contractors and will not act as or be an agent, partner, co-venturer or employee of the other Party.  No Party will have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other Party, whether express or implied, or to bind the other Party in any respect whatsoever. Each shall submit sub-contractor Insurance information which evidence of Worker’s Compensation included.

11.            Entire Agreement; Waivers and Amendments.  This Agreement sets forth the entire understanding among the Parties relating to the subject matter hereof. Except as provided herein, this Agreement shall not be modified or amended, and no provision hereof shall be waived, except by an instrument in writing signed by each of the Parties hereto, or in the case of a waiver, by the Party hereto against whom such waiver is sought to be enforced.

12.            Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party.

13.            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner, to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

14.            No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person which is not a Party or a successor or permitted assignee of a Party to this Agreement.

15.            Force Majeure.  Neither party shall be liable for any failure to perform its obligations hereunder if (and during such time as) such failure is due to causes beyond the reasonable control of the affected party, including, but not limited to, acts of God, fires, floods, accidents, strikes or other labor disputes, wars, transportation delays, plant shutdowns, government actions or inability to obtain material, equipment or transportation.  However, if either party is unable to perform because of causes beyond its reasonable control it shall provide notice to the other party of such inability as promptly as is feasible under the circumstances.

16.            Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, without regard to the conflict of laws principles thereof.

17.            Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

18.             Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date or dates indicated below, effective as of the date first above written.

LMC Industrial:

LMC Industrial Contractors, Inc.

Dated:	By:
Its:

LMC Power:

LMC Power Systems, Inc.

Dated:	By:
Its:

Dansville Properties:

Dansville Properties LLC:

Dated:	By:
Its:

AMP:

American Motive Power, Inc.

Dated:	By:
Its: